SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

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                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                NOVEMBER 15, 2000


                                GREEN MOUNTAIN POWER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     VERMONT                                    03-0127430
(STATE  OR  OTHER  JURISDICTION  OF  INCORPORATION)                      (I.R.S.
EMPLOYER  IDENTIFICATION  NUMBER)


                                          1-8291
                             COMMISSION FILE NUMBER


         163  ACORN  LANE,
                 COLCHESTER, VERMONT                       05446
      (ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICES)
(ZIP  CODE)





                                    (802) 864-5731
                         (REGISTRANT'S TELEPHONE NUMBER,
                              INCLUDING AREA CODE)













Item  5.Other Events-Announcement of Revised Vermont Yankee sale agreement.

     The Company is responsible for 17.9 percent of Vermont Yankee Nuclear Power Corporation ("Vermont Yankee") expenses of operations, including cost of capital. On November 15, 2000, the owners of Vermont Yankee accepted an improved offer for the sale of the nuclear power plant to AmerGen Energy Company ("AmerGen"). Green Mountain Power Corporation("the Company"), Vermont Yankee, AmerGen, Central Vermont Public Service Corporation and the Vermont Department of Public Service filed with the Vermont Public Service Board on November 16, 2000 a Memorandum of Understanding outlining the terms of the proposed sale.

The proposed transaction calls for the Company to purchase power generated at the plant until 2012. Based upon the expected regulatory treatment of these costs, the Company does not believe the sale will have a material impact on the financial condition or operation of the Company. The Company cannot predict whether this settlement will receive appropriate regulatory approvals.

A  copy  of  the  press  release  issued  by  Vermont  Yankee  follows:

     The owners of the Vermont Yankee Nuclear Power plant have accepted an improved offer for the sale of the 540-megawatt plant to the AmerGen Energy Company of Philadelphia, Pennsylvania.

     The revised proposal submitted to the Vermont Public Service Board (PSB) today boosts the total value of the deal to $93.8 million. Assuming a June 30, 2001 sale date, this value includes a $61 million adjusted purchase price, future credits on power purchases to account for the value of the reactor fuel and reduced decommissioning costs.

     Like the original proposal, the new proposal calls for AmerGen to sell power to 61.5% of the present Vermont Yankee owners, including Green Mountain Power and Central Vermont Public Service Corp., over the remaining 12-year life of the plant. The reduced purchased power cost is due in part to AmerGen crediting ratepayers for the value of the fuel in the plant's reactor. Included in the new proposal is a so called "low-market price adjuster," which was strongly advocated by the Vermont Department of Public Service (VDPS). If power prices on the free market (as defined by the terms of the agreement) drop to less than 95% of the purchase power agreement, the adjuster clause will automatically reduce the cost of Vermont Yankee power to ensure it remains competitively priced.

     Consistent with the earlier proposal, the present owners will top-off a fund set aside for decommissioning the plant at the termination of its license in 2012. However, the total funds required to be transferred under the new proposal represents a shift of more than $17 million in costs from Vermont
Yankee's  current  owners  to  the  buyer.

     At a special hearing of the PSB in October, the board granted an additional month negotiating time as AmerGen, Vermont Yankee and the Vermont Department of Public Service (DPS) neared a final settlement that all three parties would support in testimony before the PSB. The deadline for a settlement was November 15.


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     Vermont Yankee financial vice president Bruce Wiggett said the 30-day delay granted by the PSB was very worthwhile. "With this new proposal, that has the support of AmerGen, Vermont Yankee and the DPS, the State of Vermont's ratepayer advocate, we are in a much better position to see the sale approved. We look forward to a formal review and ruling by the PSB. The sooner the sale is approved, the sooner we can see benefits to the customers and our employees," Wiggett said.

     The new adjusted sale price of $61 million is based on an AmerGen payment for the plant and property, an AmerGen payment of the costs associated with the upcoming refueling outage and an AmerGen payment for the new reactor fuel.

      The new proposal continues to ensure AmerGen will offer employment to substantially all present Vermont Yankee personnel at the time of the ownership transfer and will recognize the International Brotherhood of Electrical Workers Union Local 300 as the bargaining agent for transferred bargaining unit employees.

ITEM  7.  FINANCIAL  STATEMENTS,  PRO  FORMA FINANCIAL INFORMATION AND EXHIBITS.
(a)  and  (b)  --not  applicable
(c)  Exhibits--not  applicable

     SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cased this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN  MOUNTAIN  POWER  CORPORATION
-----------------------------------
                                         Registrant

By  /s/Nancy  Rowden  Brock
    -----------------------
NANCY ROWDEN BROCK, VICE PRESIDENT, CHIEF FINANCIAL OFFICER, TREASURER AND CORPORATE SECRETARY

BY  /s/ROBERT  J.  GRIFFIN
    ----------------------
ROBERT  J.  GRIFFIN,  CONTROLLER

DATED:  November  17,  2000





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